SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported):

April 11, 2005 (April 6, 2005)

CRIIMI MAE INC.

(Exact name of registrant as specified in its charter)

Maryland	1-10360	52-1622022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11200 Rockville Pike

Rockville, Maryland 20852

(Address of principal executive offices, including zip code, of Registrant)

(301) 255-4700

(Registrant’s telephone number, including area code)

Item 1.01  Entry into a Material Definitive Agreement.

On April 6, 2005, the Board of Directors of CRIIMI MAE Inc. (the “Company”) set 2005 base salaries and annual bonus target amounts for certain executive officers of the Company, each as recommended and approved by the Board’s Compensation and Stock Option Committee.

2005 Base Salaries

The base salaries for each of Mark R. Jarrell, the Company’s President and Chief Operating Officer, Cynthia O. Azzara, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, Stephen M. Abelman, the Company’s Executive Vice President - Asset Management and Daniel P. Warcholak, the Company’s Senior Vice President – Fixed Income and Capital Markets, were set at the same level as each such executive officer’s base salary for 2004.  For 2005, Mr. Jarrell’s base salary is $400,000, Ms. Azzara’s base salary is $300,000, Mr. Abelman’s base salary is $300,000 and Mr. Warcholak’s base salary is $300,000.

2005 Target Bonus Amounts

Under the employment agreements between the Company and each of Mr. Jarrell, Ms. Azzara and Mr. Abelman, the Company must establish a bonus target amount each year for each such executive.  For 2005, the annual bonus target amounts for each of Mr. Jarrell, Ms. Azzara and Mr. Abelman are $1,400,000, $500,000 and $500,000, respectively.  Mr. Warcholak’s annual bonus target amount for 2005, set in accordance with the Company’s past practice, is $200,000.   Each of the above named executive officers will be entitled to receive his or her respective target bonus amount, payable on December 31, 2005, provided that (i) a successful sale of the Company is completed during the year on terms and conditions approved by the Company’s Board, (ii) the executive uses his or her best efforts to assist the Company during the process leading up to the sale, (iii) the executive seeks to ensure a smooth closing and integration following the sale, and (iv) the Company’s employment of the executive is not terminated by either the Company or the executive for any reason prior to December 31, 2005.  Such target bonus amounts shall be in satisfaction of all bonuses otherwise payable to such executives for 2005, including all minimum cash and equity bonuses otherwise payable to such executives under their respective employment agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended,  the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIIMI MAE Inc.

Dated: April 11, 2005	By:	/s/ Mark A. Libera
Mark A. Libera
Vice President and
General Counsel